SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 11, 2010

VULCAN MATERIALS COMPANY
(Exact name of registrant as specified in its charter)

New Jersey (State or other jurisdiction of incorporation)	001-33841 (Commission File Number)	20-8579133 (IRS Employer Identification No.)

1200 Urban Center Drive
Birmingham, Alabama 35242
(Address of principal executive offices) (zip code)

Registrant's telephone number, including area code:
(205) 298-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01           Entry into a Material Definitive Agreement

On February 11, 2010, the Compensation Committee of the Board of Directors of Vulcan Materials Company (the "Company") approved for each of the named executive officers to be included in the Company’s 2010 proxy statement (the “NEOs”), (i) the 2010 base salaries, effective March 1, 2010 and (ii) the short term target bonus percentages for the 2010 fiscal year.  Due to the continued downturn in the economy, short term cash bonuses were not earned, and therefore, the Compensation Committee did not approve the payment of any cash bonuses for the NEO’s based on the Company’s 2009 performance.  The compensation for the CEO was ratified by the Board of Directors.

Salary and Cash Bonus

Each of the NEO’s participates in the Company’s Executive Incentive Plan (“EIP”).  Under this plan, participating executives are entitled to earn an annual cash incentive award to the extent established financial objectives are achieved.

The Compensation Committee has selected Economic Profit (“EP”), which is defined as operating income after current taxes less a charge for capital employed, as the financial performance objective for determining awards under the EIP and MIP.  A target EP is established by the Compensation Committee annually at its February meeting based on the average of last year’s actual EP and last year’s target EP for the Company as well as each of its divisions, subject to certain adjustments, including the effects of certain long-term investment projects.  The target EP represents the amount of EP that must be earned in order for a “target bonus” to be paid.  The “target bonus” is expressed as a percentage of base salary and established for each named executive officer based on market surveys of similar-sized industrial companies.  A named executive officer can earn from zero up to an amount equal to his Bonus Cap, depending on the actual EP results for the year.  If the EP performance relative to the EP target (for the Company or its business units as applicable for the particular executive officer) is not met, then the executive’s bonus would be reduced in accordance with a predetermined schedule.  In the case of the NEOs other than the Chief Executive Officer, the Chief Executive Officer can adjust the actual bonus to be paid to the NEOs subject to the EIP individual Bonus Caps, based on:

•	the individual performance of the executive

•	the safety, health and environmental performance record of the Company and its Divisions

•	consistent above target performance for 3 or more years

•	successful implementation of Vulcan strategic objectives

The Compensation Committee likewise determines the actual bonus payable to the Chief Executive Officer based on his performance, subject to the restraints set forth above.

For each NEO, the following table reflects (i) the 2010 base salary effective March 1, 2010, (ii) the fact that no cash bonuses were approved or paid, and (iii) the target bonus opportunity for the 2010 fiscal year.

Named Executive	Title	Base Salary	Target 2010 Annual Bonus Opportunity as a Percentage of Base Salary	2009 Bonus
Donald M. James	Chairman and Chief Executive Officer	$1,250,000	100%	$0
Daniel F. Sansone	Senior Vice President, Chief Financial Officer	515,000	70%	0
Ronald G. McAbee	Senior Vice President, Construction Materials – West	416,000	65%	0
Danny R. Shepherd	Senior Vice President, Construction Materials - East	416,000	65%	0
Robert A. Wason IV	Senior Vice President, General Counsel	391,000	55%	0

For Donald M. James, Chairman and CEO, the base salary effective March 1, 2010 remains unchanged from the base salary effective March 1, 2008.

Long-Term Incentive Award Payments

The Compensation Committee also authorized payments to the NEOs for the Performance Share Units previously granted pursuant to the Company’s 2006 Long-Term Incentive Plan. The payments were based on internal performance measures along with changes in the market value of our common stock and total shareholder return versus the S&P 500 index.

The following table sets forth the amount earned for the previously granted Performance Share Units for the period ending December 31, 2009. Note that the value will be paid in shares of the Company’s common stock.

Named Executive	Title	Performance Period	Original Grant	Units Earned	Value ($)
Donald M. James	Chairman and Chief Executive Officer	1/1/2007 – 12/31/2009	15,000	11,550	494,687
Daniel F. Sansone	Senior Vice President, Chief Financial Officer	1/1/2007 – 12/31/2009	2,940	2,264	96,967
Ronald G. McAbee	Senior Vice President, Construction Materials – West	1/1/2007 – 12/31/2009	2,620	2,017	86,388
Danny R. Shepherd	Senior Vice President, Construction Materials – East	1/1/2007 – 12/31/2009	2,620	2,017	86,388
Robert A. Wason IV	Senior Vice President, General Counsel	1/1/2007 – 12/31/2009	1,470	1,132	48,484

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed by the undersigned, thereunto duly authorized.

VULCAN MATERIALS COMPANY
(Registrant)

By:	/Robert A. Wason IV
Robert A. Wason IV

Dated:     February 17, 2010